EXHIBIT 99.2

STOCK OPTION

THIS AGREEMENT made as of the 1st day of September, 2004 and effective immediately.

BETWEEN:

FIC Investments USA Corp., a corporation incorporated In the State of Nevada

(hereinafter referred to as the "Corporation"),

OF THE FIRST PART

AND

Earle Pasquill a business executive in Vancouver, British Columbia, Canada

(hereinafter referred to as the "Optionee"),

OF THE SECOND PART.

WHEREAS the Optionee is a key and valuable officer of the Corporation;

NOW THEREFORE THIS AGREEMENT WITNESSETH that for and in consideration of the mutual covenants and agreements herein contained and other lawful and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

  The Corporation hereby grants to the Optionee, subject to the terms and conditions hereinafter set out, an irrevocable option to purchase Class "A" Common Voting Shares ( the said shares being hereinafter called the "Optioned Shares") shares in amounts and at prices as set out in paragraph 2 below.
  The Optionee shall be entitled to purchase a quantity of the Optioned Shares equal to five percent (5%) of the total number of subscribed shares,but exclusive of any Optioned Shares, in each round of financing at the price at which the subscribed shares were sold in each round. For example, if 300,000 shares were to be sold at $1.00 per share, then 200,000 shares were sold at $1.10, then the Optioned Shares would be: 300,000 x .05 = 15,000 shares exercisable at $1.00 each AND 200,000 x .05 = 10,000 shares exercisable at $1.10 each.

  The Optionee shall, subject to the terms and conditions herein set out, have the right to exercise the option with respect to all or any part of the Optioned Shares at any time or from time to time prior to the close of business on the date five (5) years following the first sale of shares at each price ( the Expiry Time). At the Expiry Time the option hereby granted shall forthwith expire and terminate and be of no further force or effect whatsoever as to such of the Optioned Shares in respect of which the option hereby granted has not been exercised.
  Notwithstanding the provisions of paragraph 3 above, in the event of the death of Earle Pasquill prior to the expiry time while in the employment of the Corporation or while a director or officer of the Corporation, as the case may be, the option hereby granted may be exercised, as to such of the Optioned Shares as has not previously been exercised, at any time up to and including but not after a date 120 days following the death of the Optionee or prior to the Expiry Time, whichever is sooner.
  Notwithstanding the provisions of paragraph 3 above, in the event that the Optionee ceases to be connected with the Corporation by virtue of being a director, officer or employee of the Corporation, the option hereby granted may be exercised, as to such of the Optioned Shares as has not previously been exercised, at any time up to and including but not after a date 30 days following the date of such cessation or prior to the Expiry Time, whichever is sooner.
  In the event of the Sale by the Corporation of all or substantially all of the assets of the Corporation as an entirety or substantially as an entirety prior to the Expiry Time, the Board of Directors of the Corporation shall make such appropriate provisions for the protection of the rights of the Optionee hereunder as the Board of Directors shall deem advisable.
  The option hereby granted shall be exercisable by the Optionee giving a notice in writing (the "Notice") addressed to the Corporation at its principal office and delivered to the President of the Corporation, which Notice shall specify therein the number and price of Optioned Shares in respect of which this option is being exercised and shall be accompanied by payment in full of the purchase price for the number of Optioned Shares specified therein.
  Nothing herein contained or done pursuant hereto shall obligate the Optionee to purchase and/or pay for any Optioned Shares except those Optioned Shares shall exercise by giving the Notice.

  In the event of any subdivision, re-division, consolidation, reclassification or change of the shares of the Corporation at any time prior to the Expiry Time into greater or lesser numbers of shares or into shares of different class, the Corporation shall thereafter deliver at the time of exercise, in lieu of the number or class of shares in respect of which the option is then being exercised, such number and class of shares of the Corporation as would result from the said subdivision, re-division, consolidation, reclassification or change without the Optionee making any additional payment or giving any other consideration thereof.
  The Optionee shall have no rights whatsoever as a shareholder in respect of any of the Optioned Shares ( including any right to receive dividends or other distributions therefrom or thereon) other than in respect of Optioned Shares of which the Optionee shall have exercised his option to purchase hereunder and which shall have actually taken up and paid for.
  Time shall be of the essence of this Agreement.
  This Agreement shall not be assignable by the Optionee

WHEREOF this Agreement has been executed by the parties hereto:

EARLE PASQUILL

By: /s/ Earle Pasquille

FIC INVESTMENTS USA CORP.

By: /s/ Michael Lathigee